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                         CONCURRENT COMPUTER CORPORATION
                                   EXHIBIT 12
                BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION


                                    THREE MONTHS ENDED   NINE MONTHS ENDED
                                      MARCH 31, 1998      MARCH 31, 1998
                                     -----------------  -------------------
                                               FULLY                FULLY
                                      BASIC   DILUTED    BASIC     DILUTED
                                     -------  --------  --------  ---------
Average outstanding shares: . . . .   47,260    47,260   46,817     46,817
Fully diluted options outstanding .        -     1,798        -      1,824
                                     -------  --------  --------  ---------
Equivalent Shares . . . . . . . . .   47,260    49,058   46,817     48,641
                                     =======  ========  ========  =========

Net income. . . . . . . . . . . . .  $ 1,005  $  1,005  $ 3,728   $  3,728
Preferred stock dividends
  and accretion of preferred shares        -         -      (18)       (18)
                                     -------  --------  --------  ---------
Net income available to common
  stockholders. . . . . . . . . . .  $ 1,005  $  1,005  $ 3,710   $  3,710
                                     =======  ========  ========  =========
Earnings per share. . . . . . . . .  $  0.02  $   0.02  $  0.08   $   0.08
                                     =======  ========  ========  =========
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